NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                              Vice President-Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        karen.howard@cmworks.com



              COLUMBUS MCKINNON REPORTS CONTINUED SALES GROWTH AND
            MARGIN EXPANSION FOR FOURTH QUARTER AND FISCAL YEAR 2007

     o FISCAL YEAR 2007 SALES GROW 6% TO $590 MILLION; OPERATING MARGIN EXPANDS 120 BASIS POINTS TO 11.6%

     o FOURTH QUARTER SALES GROW 7% TO $157 MILLION; OPERATING MARGIN EXPANDS 100 BASIS POINTS TO 12.5%

     o FOURTH QUARTER PRODUCTS SEGMENT SALES GROW 9% TO $143 MILLION; OPERATING MARGIN EXPANDS 230 BASIS POINTS TO 15.0%

     o FOURTH QUARTER AND FULL YEAR PRO FORMA NET INCOME OF $11.2 MILLION AND $36.0 MILLION, RESPECTIVELY; INCREASE 33% AND 50%, RESPECTIVELY, COMPARED WITH THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2006, ALL ON A PRO FORMA BASIS

     o DEBT, NET OF CASH, AT 33.8% OF TOTAL CAPITALIZATION ON MARCH 31, 2007 COMPARED WITH 44.5% A YEAR AGO

     o    ANNUAL INTEREST EXPENSE DOWN $8.2 MILLION,  OR 33.4%,  FROM LOWER DEBT
          LEVELS

AMHERST, N.Y., May 29, 2007 - Columbus McKinnon Corporation (NASDAQ: CMCO) ("CMCO"), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fourth quarter and fiscal year 2007 that ended on March 31, 2007. For the quarter, net sales were $156.9 million, up 6.7% from last year's fourth quarter reflecting continued strong demand for most products. For the full year, net sales were $589.8 million, up $33.8 million, or 6.1%.

Timothy T. Tevens, Columbus McKinnon's President and Chief Executive Officer, commented, "Fiscal 2007 marks our third consecutive year of sales growth and margin expansion, as well as our ninth consecutive year of debt reduction. Pro forma net income, which excludes a significant tax benefit last year in addition to some other items, increased 33% in the quarter and 50% for the full year. In fiscal 2007, we also achieved our goals of operating margin in the 11% to 12% range and debt, net of cash, below 35% of total capitalization. The drivers of our steadily improving operating performance and financial strength are the strong sales and cash flow of our Products segment, which comprises approximately 90% of CMCO's sales, and our successful refinancing activities. In the 2007 fourth quarter, we achieved 9% net sales growth and an operating margin of 15% in the Products segment."

Net income for the fiscal 2007 fourth quarter was $11.1 million, or $0.58 per diluted share, compared with $47.8 million, or $2.53 per diluted share for the fiscal 2006 fourth quarter. Net income in the 2006 fourth quarter included a $38.6 million income tax benefit, as a result of the reversal of a valuation allowance against deferred tax assets, primarily U.S. federal net operating loss carryforwards. Adjusting for that, other unusual items, and applying a normalized tax rate for both periods, pro forma net income for the fiscal 2007 fourth quarter was $11.2 million, or $0.59 per diluted share, a 32.5% increase from pro forma net income for the fiscal 2006 fourth quarter of $8.5 million, or $0.45 per diluted share. On a per diluted share basis, pro forma fiscal 2007 fourth quarter net income increased 31.1%.

              FY 2007/2006 Q4 RECONCILIATION OF GAAP NET INCOME TO
                         NON-GAAP PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
         ------------------------------------------------------ --------------------------- ---------------------
                                                                        FY 2007 Q4                FY 2006 Q4
         ------------------------------------------------------ --------------------------- ---------------------
         GAAP net income                                                  $11,073                   $47,798
         ------------------------------------------------------ --------------------------- ---------------------
         Financing costs - 2010 Notes repurchase                              246                       920
         ------------------------------------------------------ --------------------------- ---------------------
         Income tax expense                                                   (86)*                 (40,243)*
         ------------------------------------------------------ --------------------------- ---------------------
         Non-GAAP pro forma net income                                    $11,233   +32.5%           $8,475
         ------------------------------------------------------ --------------------------- ---------------------
         GAAP net income per diluted share**                                $0.58                     $2.53
         ------------------------------------------------------ --------------------------- ---------------------
         Non-GAAP pro forma net income per diluted share**                  $0.59   +31.1%            $0.45
         ------------------------------------------------------ --------------------------- ---------------------

* Normalized tax rate of approximately 34.9%, excluding $38.6 million FY06 Q4 tax benefit
** Shares in thousands used in per diluted share calculation: FY07 Q4: 19,015 FY06 Q4: 18,865

Net income for fiscal 2007 was $34.1 million, or $1.80 per diluted share, compared with $59.8 million, or $3.60 per diluted share for fiscal 2006. Adjusting for the $38.6 million income tax benefit in fiscal 2006, other unusual items and applying a normalized tax rate for both periods, pro forma net income for fiscal 2007 was $36.0 million, or $1.90 per diluted share, a 49.8% increase from pro forma net income for fiscal 2006 of $24.1 million, or $1.45 per diluted share. On a per diluted share basis, pro forma fiscal 2007 net income increased 31.0%.

                FY 2007/2006 RECONCILIATION OF GAAP NET INCOME TO
                          NON-GAAP PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
         ------------------------------------------------------ --------------------------- ---------------------
                                                                          FY 2007                   FY 2006
         ------------------------------------------------------ --------------------------- ---------------------
         GAAP net income                                                  $34,085                   $59,796
         ------------------------------------------------------ --------------------------- ---------------------
         Financing costs - 2010 & 2008 Notes repurchase                     5,188                     9,201
         ------------------------------------------------------ --------------------------- ---------------------
         Stock option expense                                                 798                         -
         ------------------------------------------------------ --------------------------- ---------------------
         Securities gains: captive insurance unit                          (3,410)                        -
         ------------------------------------------------------ --------------------------- ---------------------
         Income tax expense                                                  (622)*                 (44,938)*
         ------------------------------------------------------ --------------------------- ---------------------
         Non-GAAP pro forma net income                                    $36,039   +49.8%          $24,059
         ------------------------------------------------------ --------------------------- ---------------------
         GAAP net income per diluted share**                                $1.80                     $3.60
         ------------------------------------------------------ --------------------------- ---------------------
         Non-GAAP pro forma net income per diluted share**                  $1.90   +31.0%            $1.45
         ------------------------------------------------------ --------------------------- ---------------------

* Normalized tax rate of approximately 37.5%, excluding $38.6 million FY06 Q4 tax benefit
** Shares in thousands used in per diluted share calculation: FY07: 18,951 FY06: 16,628

FOURTH QUARTER FISCAL 2007 REVIEW

Gross margin improved 60 basis points to 28.5% for the quarter compared with 27.9% in the fourth quarter of fiscal 2006, resulting in a 9.0% increase in gross profit on the 6.7% increase in sales. Income from operations grew 16.7%, or $2.8 million, to $19.7 million for the fiscal 2007 fourth quarter compared with the year ago quarter. Driving margin expansion was strong operating leverage from higher sales in the Products segment, successful cost management and continued improvement in operational processes through lean manufacturing and other strategic initiatives. These improvements were partially offset by lower sales and operating losses in the Solutions segment. As a percent of sales, operating income produced a 12.5% margin in the fiscal 2007 quarter compared with 11.5% in the same period last year, amounting to $0.29 of operating income for each incremental sales dollar over the prior year quarter.

Selling expenses increased $2.4 million, or 16.9%, of which $1.5 million reflects CMCO's increased sales and marketing activities. More than half of the spending on sales and marketing was for programs in Europe, to advance the Company's strategic initiative to expand in that region. The rest of the increase was due to general sales activities in North America and currency conversion. General and administrative expenses were down $0.6 million to $7.9 million, due primarily to lower variable compensation. Combined, selling, general and administrative (SG&A) expenses increased to 15.6% of sales compared with 15.5% in the fiscal 2006 fourth quarter.

Lower debt levels, especially higher cost debt, resulted in a $1.3 million, or 26.6%, decrease in interest expense this quarter compared with the prior year's quarter.

The favorable effective tax rate of 34.9% in the fiscal 2007 fourth quarter reflects the benefit of some unusual non-taxable income items. The Company's normal effective tax rate is 38% to 39%. CMCO continues to realize the cash flow benefits of its U.S. net operating loss (NOL) carryforward, of which $38.6 million, representing approximately $13.5 million of cash tax savings, remained available at the end of fiscal 2007.

Debt, net of cash at March 31, 2007, was $123.4 million, or 33.8% of total capitalization, compared with $164.2 million, or 44.5% of total capitalization, at the end of the prior fiscal year. At the end of fiscal 2007, funded debt was $172.1 million, or 41.6% of total capitalization, compared with $209.8 million at the end of fiscal 2006, or 50.6% of total capitalization. During the fiscal 2007 fourth quarter, the Company purchased $3.0 million of its 10% notes, leaving $22.1 million outstanding that are callable in August 2007. CMCO's availability on its line of credit with its bank group at March 31, 2007 was $64.8 million. The Company's financial strategy is to maintain a conservative capital structure with the flexibility to support its growth strategies, including acquisitions, regardless of the point in the economic cycle. Its long-term goal for its funded debt to total capitalization ratio is 30%, flexing to 50% for acquisitions.

Capital expenditures for the fourth quarter and full year of fiscal 2007 were $3.8 million and $10.7 million, respectively, compared with $3.7 million and $8.4 million for the same periods in fiscal 2006. Capital spending continues to be focused on new product development and the purchase of productivity-enhancing equipment along with normal maintenance items.

On March 5, 2007, CMCO announced the sale of Larco Industrial Services, Ltd. (Larco), which did not have a material financial impact on the Company's fiscal 2007 fourth quarter financial results. The Company estimates that the effect of the Larco sale in fiscal 2008 will be a reduction of approximately $9 million in consolidated net sales with no meaningful impact on earnings as Larco was operating near breakeven.

PRODUCTS SEGMENT
----------------

Products segment net sales grew 8.8% to $143.1 million for the fourth quarter of fiscal 2007, an increase of $11.6 million compared with the fourth quarter of fiscal 2006.

Variances between quarters are summarized as follows, in millions:

                 Volume                               $ 10.6         8.0%
                 Number of shipping days                (2.0)       (1.5%)
                 Price                                   2.4         1.8%
                 Foreign currency translation            0.6         0.5%
                                                      ------         ----
                 Total                                $ 11.6         8.8%

Gross margin for this segment reached 30.9% compared with 29.7% in last year's fourth quarter. Income from operations, as a percent of sales, was 15.0% for this period, a 230 basis point improvement over 12.7% in the fiscal 2006 fourth quarter. Operating leverage was 40.9% in the quarter.

Backlog was $53.2 million at the end of the year. Backlog at the end of fiscal 2006 and the fiscal 2007 third quarter was $53.6 million and $54.7 million, respectively. The lower backlog reflects CMCO's efforts to increase production out of certain facilities to meet demand in a timely manner. The time to convert the majority of Products segment backlog to sales averages from a few days to a few weeks, and backlog for this segment on average normally represents four to five weeks of shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $13.8 million in the fiscal 2007 fourth quarter, down 11.3% from sales of $15.6 million in the same period last year. Gross margin was 3.6% compared with 12.5% last year. Income from operations as a percent of sales was a negative (13.1%) for this period compared with 0.7% in the fiscal 2006 fourth quarter. Weak performance by the Company's European material handling systems business, Univeyor, which represented approximately 68% of this segment's quarterly sales, and overall contributed approximately 5% to consolidated net sales, resulted from performance issues on some projects, a challenging pricing environment and an unfavorable sales mix. Restructuring activities, which began in the third quarter of fiscal 2007 and continued into the fourth quarter, have not yet produced sufficient improvements to complete the change in Univeyor's business model, which is to increase its focus on offering products as packaged solutions rather than engineered-to-order systems. This change is expected to reduce the volatility of this unit's performance and improve the return on invested capital.

Mr. Tevens noted, "Our efforts to improve Univeyor's operations and better capitalize on market opportunities did not progress quickly enough in the fourth quarter. As a result, there have been more changes made at the organization and a more aggressive restructuring plan is being implemented. We have assigned an experienced executive from our Products segment to reevaluate the business situation and to lead the implementation of the restructuring and business improvement plan. Further, we have recently appointed a new Managing Director and they will work together to carry out the plan. Additional restructuring costs are expected to be $0.2 million to $0.3 million in the first quarter of fiscal 2008. We are not ruling out the possibility of monetizing the assets of this business, yet we are keenly interested in being able to realize the benefit of innovative new products being developed by Univeyor."

Quoting activity for the Solutions segment has been strong, and backlog improved to $9.6 million at year-end compared with $9.2 million at the end of the third quarter of fiscal 2007. For this segment, the average cycle time for backlog to convert to sales generally ranges from one to six months.

FISCAL 2007 REVIEW

Net sales for the year were $589.8 million, up 6.1%, or $33.8 million compared with fiscal 2006. Gross profit of $164.6 million was 11.5% higher in fiscal 2007 resulting in a 130 basis point improvement to a 27.9% gross margin. SG&A expenses were $95.8 million in fiscal 2007 compared with $87.9 million in the prior fiscal year. As a percent of sales, SG&A was 16.2% and 15.8% for fiscal 2007 and 2006, respectively. The increase was primarily due to investments made to support CMCO's strategic growth initiatives through expansion of market share in North America, Europe, Central and South America and Asia.

Operating margin for fiscal 2007 was 11.6% compared with 10.4% for fiscal 2006, representing 31.3% operating leverage.

Interest expense in fiscal 2007 was down $8.2 million, or 33.4%, to $16.4 million reflecting the $38 million year-over-year reduction in average funded debt outstanding.

Net cash provided by operations was $45.5 million for fiscal 2007 compared with $46.4 million in fiscal 2006. Higher working capital requirements on increased sales volume somewhat affected cash generation for the year.

The Company realized modest improvements in some key working capital metrics this year, including days sales outstanding of 56.4 days at March 31, 2007 compared with 59.2 days at March 31, 2006, and inventory turns of 5.8 times at March 31, 2007 compared with 5.7 times at March 31, 2006. Despite these improvements, overall working capital as a percentage of latest twelve months' revenues increased to 20.1% at March 31, 2007 compared with 17.4% at March 31, 2006. This increase was partially due to an accounting change for pension liability classification reducing accrued liabilities and increasing other non-current liabilities by $6.3 million. Additionally, the increase was driven by a reduction in days payable outstanding and various accrued liabilities.

SUMMARY

Mr. Tevens noted, "We continue to be optimistic as we look forward into fiscal 2008. Bookings for the fourth quarter were up in the mid-single digits range over last year's fourth quarter. We are focused on further increasing our international market share as we expand in higher growth foreign markets with a broader array of our products while continuing to lead North American markets. We also continue to search for strategic, bolt-on acquisitions to complement our organic growth around the world. Our primary use of cash will be debt reduction and acquisitions, and we continue to work on improving our margins and cash flows by improving order-to-delivery cycle times and strengthening working capital management through our Lean Manufacturing culture. As we look forward, we expect that operating leverage from sales growth projected in the mid-single digit range, combined with resolution of the issues within our Solutions segment, should drive our operating leverage to exceed our 30% goal, continuing operating margin expansion."

He concluded, "We are well positioned to grow Columbus McKinnon, with a strong balance sheet and cash flows, to leverage our market leadership position and grow in new markets. We will continue to work towards being the global leader in material handling products as we help our customers move, secure or position material in an easy and safe manner. "


ABOUT COLUMBUS MCKINNON
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
----------------------



TELECONFERENCE AND WEBCAST
A teleconference and webcast have been scheduled for May 29, 2007 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695. The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until July 20, 2007 by dialing 1-800-873-2068. Alternatively, you may access an archive of the call until July 20, 2007 on Columbus McKinnon's web site at:
HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.
----------------------------------------------



SAFE HARBOR STATEMENT

THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS

CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.

TABLES FOLLOW.




                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                         THREE MONTHS ENDED
                                                                         ------------------
                                                             MARCH 31, 2007             MARCH 31, 2006         CHANGE
                                                             --------------             --------------         ------

NET SALES                                                      $  156,885                 $  147,096             6.7%
Cost of products sold                                             112,208                    106,106             5.8%
                                                          -----------------------------------------------
Gross profit                                                       44,677                     40,990             9.0%
   Gross profit margin                                               28.5  %                    27.9  %
Selling expense                                                    16,636                     14,236            16.9%
General and administrative expense                                  7,902                      8,534            -7.4%
Restructuring charges                                                 411                      1,289           -68.1%
Amortization                                                           52                         65           -20.0%
                                                          -----------------------------------------------
INCOME FROM OPERATIONS                                             19,676                     16,866            16.7%
                                                          -----------------------------------------------
Interest and debt expense                                           3,708                      5,050           -26.6%
Cost of bond redemptions                                              246                        921           -73.3%
Investment income                                                    (697)                      (386)           80.6%
Other income                                                         (381)                      (739)          -48.4%
                                                          -----------------------------------------------
Income from continuing operations before income tax
expense                                                            16,800                     12,020            39.8%
Income tax expense                                                  5,866                    (35,725)         -116.4%
                                                          -----------------------------------------------
Income from continuing operations                                  10,934                     47,745           -77.1%
Income from discontinued operations                                   139                         53           162.3%
                                                          -----------------------------------------------
NET INCOME                                                     $   11,073                 $   47,798           -76.8%
                                                          ===============================================

Average basic shares outstanding                                   18,595                     18,174             2.3%
Basic income per share:
   Continuing operations                                       $     0.59                 $     2.63           -77.6%
   Discontinued operations                                           0.01                          -
                                                          -----------------------------------------------
   Net income                                                  $     0.60                 $     2.63           -77.2%
                                                          ===============================================

Average diluted shares outstanding                                 19,015                     18,865             0.8%
Diluted income per share:
   Continuing operations                                       $     0.57                 $     2.53           -77.5%
   Discontinued operations                                           0.01                          -
                                                          -----------------------------------------------
   Net income                                                  $     0.58                 $     2.53           -77.1%
                                                          ===============================================



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                            YEAR ENDED
                                                                            ----------
                                                             MARCH 31, 2007             MARCH 31, 2006         CHANGE
                                                             --------------             --------------         ------

NET SALES                                                      $  589,848                 $  556,007             6.1%
Cost of products sold                                             425,248                    408,385             4.1%
                                                          -----------------------------------------------
Gross profit                                                      164,600                    147,622            11.5%
   Gross profit margin                                               27.9  %                    26.6  %
Selling expense                                                    61,731                     54,255            13.8%
General and administrative expense                                 34,097                     33,640             1.4%
Restructuring charges                                                 133                      1,609           -91.7%
Amortization                                                          183                        249           -26.5%
                                                          -----------------------------------------------
INCOME FROM OPERATIONS                                             68,456                     57,869            18.3%
                                                          -----------------------------------------------
Interest and debt expense                                          16,430                     24,667           -33.4%
Cost of bond redemptions                                            5,188                      9,201           -43.6%
Investment income                                                  (5,257)                    (2,017)          160.6%
Other income                                                       (1,825)                    (2,136)          -14.6%
                                                          -----------------------------------------------
Income from continuing operations before income tax
expense                                                            53,920                     28,154            91.5%
Income tax expense                                                 20,539                    (30,946)         -166.4%
                                                          -----------------------------------------------
Income from continuing operations                                  33,381                     59,100           -43.5%
Income from discontinued operations                                   704                        696             1.1%
                                                          -----------------------------------------------
NET INCOME                                                     $   34,085                 $   59,796           -43.0%
                                                          ===============================================

Average basic shares outstanding                                   18,517                     16,052            15.4%
Basic income per share:
   Continuing operations                                       $     1.80                 $     3.69           -51.2%
   Discontinued operations                                           0.04                       0.04
                                                          -----------------------------------------------
   Net income                                                  $     1.84                 $     3.73           -50.7%
                                                          ===============================================

Average diluted shares outstanding                                 18,951                     16,628            14.0%
Diluted income per share:
   Continuing operations                                       $     1.76                 $     3.56           -50.6%
   Discontinued operations                                           0.04                       0.04
                                                          -----------------------------------------------
   Net income                                                  $     1.80                 $     3.60           -50.0%
                                                          ===============================================





                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                MARCH 31, 2007         MARCH 31, 2006
                                                --------------         --------------

ASSETS
Current assets:
   Cash and cash equivalents                      $   48,655             $   45,598
   Trade accounts receivable                          97,269                 95,726
   Unbilled revenues                                  15,050                 12,061
   Inventories                                        77,179                 74,845
   Prepaid expenses                                   18,029                 15,676
                                               ---------------------------------------
     Total current assets                            256,182                243,906
                                               ---------------------------------------
Net property, plant, and equipment                    55,231                 55,132
Goodwill and other intangibles, net                  185,903                187,327
Marketable securities                                 28,920                 27,596
Deferred taxes on income                              34,460                 46,065
Other assets                                           4,942                  6,018
                                               ---------------------------------------
TOTAL ASSETS                                      $  565,638             $  566,044
                                               =======================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                         $    9,598             $    5,798
   Trade accounts payable                             35,896                 39,311
   Accrued liabilities                                52,344                 61,264
   Restructuring reserve                                 599                    793
   Current portion of long-term debt                     297                    127
                                               ---------------------------------------
Total current liabilities                             98,734                107,293
                                               ---------------------------------------

Senior debt, less current portion                     26,168                 67,841
Subordinated debt                                    136,000                136,000
Other non-current liabilities                         63,411                 50,489
                                               ---------------------------------------
Total liabilities                                    324,313                361,623
                                               ---------------------------------------

Shareholders' equity:
   Common stock                                          188                    185
   Additional paid-in capital                        174,654                170,081
   Retained earnings                                  85,237                 51,152
   ESOP debt guarantee                                (3,417)                (3,996)
   Unearned restricted stock                               -                    (22)
   Accumulated other comprehensive loss              (15,337)               (12,979)
                                               ---------------------------------------
Total shareholders' equity                           241,325                204,421
                                               ---------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $  565,638             $  566,044
                                               =======================================




                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                           YEAR ENDED
                                                                           ----------
                                                             MARCH 31, 2007          MARCH 31, 2006
                                                             --------------          --------------

OPERATING ACTIVITIES:
Income from continuing operations                               $  33,381               $  59,100

Adjustments to reconcile income from continuing operations
to net cash provided by operating activities:
   Depreciation and amortization                                    8,289                   8,824
   Deferred income taxes                                           12,438                 (36,968)
   (Gain) loss on divestitures                                       (504)                     87
   Gain on sale of investments/real estate                         (5,373)                 (2,100)
   Loss on early retirement of bonds                                4,263                   7,083
   Stock option expense                                             1,457                       -
   Amortization/write-off of deferred financing costs               1,603                   3,297
   Changes in operating assets and liabilities:
      Trade accounts receivable                                    (1,831)                 (7,102)
      Unbilled revenues and excess billings                        (1,690)                 (3,923)
      Inventories                                                  (2,260)                  2,518
      Prepaid expenses                                             (2,132)                 (2,026)
      Other assets                                                    921                     207
      Trade accounts payable                                       (3,849)                  6,099
      Accrued and non-current liabilities                             782                  11,267
                                                             ---------------------------------------
Net cash provided by operating activities                          45,495                  46,363
                                                             ---------------------------------------

INVESTING ACTIVITIES:
Sale of marketable securities, net                                  1,167                    (888)
Capital expenditures                                              (10,653)                 (8,430)
Proceeds from sale of property                                      5,387                   2,091
Proceeds from discontinued operations note receivable                 704                     857
                                                             ---------------------------------------
Net cash used by investing activities                              (3,395)                 (6,370)
                                                             ---------------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                               2,601                   7,149
Proceeds from stock offering                                            -                  56,619
Net borrowings under revolving line-of-credit agreements            3,045                   1,361
Repayment of debt                                                 (45,964)               (205,167)
Proceeds from issuance of long-term debt                                -                 136,000
Deferred financing costs incurred                                    (449)                 (2,877)
Tax benefit from exercise of stock options                            311                   2,154
Other                                                                 579                     558
                                                             ---------------------------------------
Net cash used by financing activities                             (39,877)                 (4,203)
                                                             ---------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                               834                     329
                                                             ---------------------------------------
Net change in cash and cash equivalents                             3,057                  36,119
Cash and cash equivalents at beginning of year                     45,598                   9,479
                                                             ---------------------------------------
Cash and cash equivalents at end of period                      $  48,655               $  45,598
                                                             =======================================



                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA
(IN THOUSANDS, EXCEPT PERCENTAGE DATA)
                                 QUARTER ENDED MARCH         QUARTER ENDED MARCH
                                      31, 2007                    31, 2006              % CHANGE
                               ------------------------    ------------------------    -----------

PRODUCTS
Net sales                            $  143,050                  $  131,491                 8.8%
Gross profit                             44,183                      39,037                13.2%
   MARGIN                                  30.9  %                     29.7  %
Income from operations                   21,487                      16,760                28.2%
   MARGIN                                  15.0  %                     12.7  %

SOLUTIONS
Net sales                            $   13,835                  $   15,605               -11.3%
Gross profit                                494                       1,953               -74.7%
   MARGIN                                   3.6  %                     12.5  %
Income from operations                   (1,811)                        106             -1808.5%
   MARGIN                                 (13.1) %                      0.7  %

CONSOLIDATED
Net sales                            $  156,885                  $  147,096                 6.7%
Gross profit                             44,677                      40,990                 9.0%
   MARGIN                                  28.5  %                     27.9  %
Income from operations                   19,676                      16,866                16.7%
   MARGIN                                  12.5  %                     11.5  %



                                  YEAR ENDED MARCH            YEAR ENDED MARCH
                                      31, 2007                    31, 2006              % CHANGE
                               ------------------------    ------------------------    -----------

PRODUCTS
Net sales                            $  527,089                  $  493,896                 6.7%
Gross profit                            159,150                     138,064                15.3%
   MARGIN                                  30.2  %                     28.0  %
Income from operations                   71,478                      55,849                28.0%
   MARGIN                                  13.6  %                     11.3  %

SOLUTIONS
Net sales                            $   62,759                  $   62,111                 1.0%
Gross profit                              5,450                       9,558               -43.0%
   MARGIN                                   8.7  %                     15.4  %
Income from operations                   (3,022)                      2,020              -249.6%
   MARGIN                                  (4.8) %                      3.3  %

CONSOLIDATED
Net sales                            $  589,848                  $  556,007                 6.1%
Gross profit                            164,600                     147,622                11.5%
   MARGIN                                  27.9  %                     26.6  %
Income from operations                   68,456                      57,869                18.3%
   MARGIN                                  11.6  %                     10.4  %





                          COLUMBUS MCKINNON CORPORATION
                                 ADDITIONAL DATA
                                                    MARCH 31, 2007          MARCH 31, 2006          MARCH 31, 2005
                                                    --------------          --------------          --------------

BACKLOG (IN MILLIONS)
   Products segment                                   $   53.2                $   53.6                $   46.5
   Solutions segment                                  $    9.6                $   13.0                $   12.8

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                                 56.4  days              59.2  days              56.0  days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                        5.8  turns              5.7  turns              5.7  turns

DAYS' INVENTORY                                           62.8  days              64.4  days              64.4  days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                              29.1  days              33.7  days              27.9  days

WORKING CAPITAL AS A % OF SALES                           20.1  %                 17.4  %                 20.2  %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE                   41.6  %                 50.6  %                 76.8  %

DEBT, NET OF CASH, TO TOTAL CAPITALIZATION                33.8  %                 44.5  %                 76.2  %





                            SHIPPING DAYS BY QUARTER

                             Q1        Q2        Q3        Q4        TOTAL
                             --        --        --        --        -----

               FY08          63        63        60        63         249

               FY07          63        63        59        64         249

               FY06          65        63        58        65         251



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